EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this registration statement of Red Robin Gourmet Burgers, Inc. on Form S-8 of our report dated February 19, 2002, except for the third and fourth paragraphs of note 15, as to which the date is April 26, 2002, and the fifth paragraph of note 15, as to which the date is June 4, 2002, appearing in the Prospectus dated July 18, 2002 which is part of Registration Statement No. 333-87044 filed on Form S-1 of Red Robin Gourmet Burgers, Inc.

/s/    Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Denver, Colorado
October 9, 2002